TARGETED GENETICS ANNOUNCES DECISION
TO DELIST AND DEREGISTER ITS COMMON STOCK

SEATTLE, Wash., January 13, 2010 - Targeted Genetics Corporation (NASDAQ:TGEN) (the "Company") today announced that it has determined that the expense and management attention required for NASDAQ Capital Market and Securities and Exchange Commission ("SEC") compliance outweigh the benefits for the Company and its shareholders at this time. The Company believes that its limited resources may be more productively utilized to support continued efforts to monetize certain assets, to realize value from milestone and royalty licensing relationships, and to support product development programs currently underway with commercial and academic partners.

On January 13, 2010, the Company informed The NASDAQ Stock Market ("NASDAQ") of its decision not to pursue a reverse stock split as a means to regain compliance with the NASDAQ's $1.00 per share minimum bid price requirement. As a result, the Company anticipates that the NASDAQ Hearings Panel will issue a final determination to delist its common stock and NASDAQ will suspend trading of Targeted Genetics stock on January 15, 2010. The Company expects that NASDAQ will file a notification of removal from listing on Form 25 with the SEC on or shortly after January 22, 2010, with the delisting of the Company's common stock effective 10 days after the filing of the Form 25, or on or about February 1, 2010. Following the delisting, Targeted Genetics anticipates that its common stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities. However, the Company can give no assurance that trading in its stock will continue on the Pink Sheets or on any other securities exchange or quotation medium.

After the Form 25 is effective, which is currently expected to be on or about February 1, 2010, the Company also intends to file a Form 15 with the SEC to voluntarily deregister its common stock and to immediately suspend certain reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Form 15 is expected to be made effective by the SEC within 90 days of filing. Thereafter, the Company intends to communicate with its shareholders through its website and periodic press releases.

As previously announced, the Company was not in compliance with the NASDAQ Listing Rules which required that the Company evidence shareholders' equity of at least $2.5 million and a minimum closing bid price of $1.00 per share. On September 28, 2009, NASDAQ granted the Company's request to remain listed on the NASDAQ Capital Market, subject to regaining compliance with NASDAQ listing requirements by evidencing shareholders' equity of $2.5 million on or before January 19, 2010 and achieving a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days on or before February 8, 2010, as well as maintaining compliance with all other requirements for continued listing on the NASDAQ Capital Market. In addition, the Company was obligated to inform the NASDAQ Hearings Panel if the Company elected not to pursue a reverse stock split as a means, if necessary, to enable the Company to regain compliance with the $1.00 share price requirement. While the Company achieved compliance with the shareholders' equity requirements as of September 30, 2009, it has not regained compliance with the minimum closing bid price requirement.

Currently, the Company has six full-time-equivalent employees. The Company plans to continue to reduce its personnel costs, including the shift to part time status of its CEO and CFO and part time utilization of a number of other professionals dependent on expertise needed by the Company for different matters. The Company estimates it finished 2009 with cash and cash equivalents of approximately $4.5 million.

"During 2009 we generated significant cash resources and eliminated significant liabilities through a number of transactions while at the same time significantly reducing our expenses," said B.G. Susan Robinson, President and Chief Executive Officer of Targeted Genetics Corporation. "We will continue these aggressive efforts to conserve resources and embrace opportunity with the goal of capturing the most value for our shareholders."

About Targeted Genetics Corporation

Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative therapies for the prevention and treatment of diseases with significant unmet medical need. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.

CERTAIN FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This press release contains or may contain certain forward-looking statements concerning the Company's status as a listed company on NASDAQ and a reporting company under the Exchange Act and the rules and regulations promulgated thereunder, financial position, results of operations, cash flows, business strategy, budgets, projected costs and plans and objectives of management for future operations as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions. These forward-looking statements involve significant risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, readers are cautioned that no assurance can be given that such expectations will prove correct and that actual results and developments may differ materially from those conveyed in such forward-looking statements. Factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, actions taken by NASDAQ and the Hearings Panel in response to our written notifications to them regarding our stock listing, actions taken by holders of our common stock in response to this announcement and the anticipated filing of the Form 25 and Form 15, the willingness of market makers to trade the Company's common stock on the Pink Sheets and actions taken by the SEC in response to the anticipated filing of the Form 25 and the Form 15, as well as those factors described in the Company's filings with the SEC, press releases and other communications.

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Investor and Media Contact:

David J. Poston, Chief Financial Officer

Phone: 206.521.7881

SOURCE: Targeted Genetics